CONSULTING SERVICES AGREEMENT

THIS AGREEMENT is made and entered into this 30th day of June 2006 and expires on the 31st day of May 2008. It is by and between AFV Solutions, Inc., a Nevada corporation publicly trading on the Over-the-Counter Bulletin Board under the symbol “AFVS” (hereinafter “the Company”) and STALK, LLC, an Arizona limited liability company doing business in Mesa, Arizona (hereinafter “STALK”). The Company and STALK shall hereinafter be referred to collectively as “the Parties”.

A.    EXCLUSIVITY. STALK hereby agrees, during the term of the agreement and providing there is no default on the part of the company, to limit its alternative fuel testing, consulting, training services, and EPA or CARB certified parts and components supply to only those required of YCS Transportation, a Las Vegas, Nevada based taxi conglomerate, and the Company.

1.

STALK reserves and is specifically not obligated to transfer or license any of its technology, concepts or designs developed by STALK whether presented during the term of this agreement or as may have been incorporated within previous EPA applications submitted on behalf of the Company unless by separate agreement.

2.

STALK shall not be bound to any supply or pricing of any parts or components as may be incorporated, recommended or required in existing or future EPA and CARB applications or other references unless by separate agreement.

3.

STALK agrees to grant Company an exclusive license for resale only on any of its complete products during the term of this agreement and providing that they are utilized in an EPA or CARB approved alternative fuel system developed by STALK for the Company under this agreement. All such products shall be utilized in their entirety as delivered by STALK and may not be disassembled, reverse engineered or otherwise disseminated or copied.Company shall maintain and hold in confidence all of STALK confidential information . Company failure to maintain and hold in confidence all of STALK confidential information will result in immeditate termination of this contract.

B.    CONSULTING SERVICES.  STALK hereby agrees to assign Brian Hoffert to provide and perform the specific alternative fuel consulting and support services as outlined herein, at its or the Company’s Mesa, Arizona location for the benefit of the Company (“Services”). The “Services” delivered under this agreement shall total 1,000 hours per year during the term of this Agreement and are expressly limited to such areas as would be involved in Alternative Fuels research and development as required in obtaining Environmental Protection Agency (“EPA”) and California Air Resource Board “C.A.R.B.” approvals. Upon written request, STALK will provide additional assistance, within its current expertise only, in the development and testing of other alternative fuel projects for the benefit of the Company

1.

If it is required of STALK to attend and provide direct support offsite to another Company location (other than Mesa, Arizona), an independent test facility or the EPA, the time spent away including travel by STALK will accrue at the fixed rate of 8 hours per day. The Company will be responsible for all reasonable costs for travel, lodging, meals and related expenses incurred by STALK. All such additional expenses are to be paid by the Company to STALK within five (5) business days of being presented by STALK in writing to the Company in a reconciliation format pre-approved by the Company.

2.	STALK agrees to fulfill the Company assigned consulting duties at a minimum of 20 hours per week during the term of this Agreement, based on the Gilbert Arizona Public School schedule.
3.	STALK agrees to perform the Services in a good and workmanlike manner and in accordance with generally accepted business practices.
C.	DUTIES OF THE COMPANY:
1.

Company agrees to have its board of directors designated an official of the Company to act as the sole Company authority and contact for STALK, the EPA and for any other official business of the Company at the time of signing of this Agreement and thru out the term of this Agreement. Replacement of current contact and designation of new contact requires ten (10) business days advance notice to STALK.

2.	Company agrees to assign and dedicate an administrative support person to assist STALK in matters pertaining to fulfillment of the terms of this Agreement.
3.	Company agrees to assign and dedicate a technical support person to assist STALK in matters pertaining to fulfillment of the terms of this Agreement.
4.	Company agrees to direct the above official and other personnel to be responsive to STALK, EPA, CARB or other related parties within three (3) business days.
5.

Company agrees to pay any and all reasonable additional costs of independent contractors, emissions lab and other outside or offsite test fees, EPA fees, test vehicle insurance, fuel, maintenance, repairs and transport. STALK shall use its best efforts to advise and minimize such costs to the Company in advance of such costs being incurred.

6.	Company agrees to pay for the production and printing costs of any special decals, manuals or booklets as may be required by the EPA, CARB or other authority.
7.	Company agrees to review all progress reports and pre-testing results in a timely manner and to be responsible for authorization of all required independent, EPA, CARB and other testing.
8.	Company agrees not to interfere with or otherwise affect the rendering of services by STALK in accordance with its independent and professional judgment.
9.

Company agrees to provide and maintain all necessary items such as appropriate and detailed guidance and authorizations, personnel as outlined above, suitable facilities and test equipment or instruments, test vehicles and related parts and components, licenses, insurance and other business services for STALK to complete its duties under this contract at all times. Any interruption in such facilities availability or lapse in insurance or other business interruption will not delay or cancel STALK’s minimum weekly billing of 20 hours. The Company will not assume any liability for the intentional, reckless, or negligent acts of STALK while operating the testing vehicles.

D.	CONSIDERATION FOR SERVICES.

In consideration of the Services to be performed by STALK under this Agreement, the Company shall pay STALK total yearly compensation in the amount of One Hundred Twenty Thousand dollars ($120,000.00). STALK agrees to provide the Company with the tax I.D. number for STALK prior to the execution of this Agreement. An initial payment of Five Thousand dollars ($5,000) is payable immediately upon the parties execution of this Agreement. Company shall pay STALK the remaining compensation, in equal, bi-monthly installments of Five Thousand dollars ($5,000) per installment payable on the 1st and 15th day of each month, with each installation covering the applicable future bi-monthly period. The Parties agree that any failure on the part of the Company to make the appropriate payments to STALK will result in STALK’s immediate suspension of the Services described in this Agreement but will not delay, suspend or cancel the Company’s financial obligations under this agreement to STALK. The Parties also agree that in the event of a failure to pay STALK by the Company, STALK has full rights and remedies under Arizona Statutes or others as may apply.

E.	INDEPENDENT CONTRACTOR STATUS.

The relationship of STALK to the Company is that of an independent contractor and nothing herein shall be construed or deemed as creating any other relationship. Without limiting the foregoing, the relationship between the Parties hereto shall not be deemed to be that of an employer-employee, joint venture, or partnership. As an independent contractor, STALK shall have the sole responsibility for paying taxes, workers compensation, employee benefits (if any), and all similar obligations, and shall be charged with performing the Services in the way that STALK deems the most feasible or desirable; provided, however, that STALK will perform the Services in a respectable and professional manner and will not take any action that could harm the reputation of the Company.

F.	MUTUAL INDEMNIFICATIONS AND HOLD HARMLESS.

Except as otherwise noted herein, each party (Company and STALK) agree hereby to indemnify and hold harmless the other party from any and all claims against the other party or any other third party, which may arise out of this Agreement.

G.	TERMINATION.
1.

By Company. Company may terminate this Agreement at any time, if termination is “For Cause”, as hereinafter defined. “For Cause” shall mean Company’s termination of STALK due to an independent outside adjudication of STALK’s fraud, theft, or dishonesty to Company regarding STALK’s duties, STALK’s inability to perform its duties hereunder due to incapacity for more than a thirty (30) day period, or material breach of this Agreement, if STALK fails to cure such breach within ten (10) days after written notice is given by the Board of Directors to STALK and STALK fails within ten (10) days of such notification to commence such cure and thereafter diligently prosecute such cure to completion. Company may terminate this Agreement with thirty (30) days written notice, in the event STALK fails to perform STALK’s obligations pursuant the terms and conditions as set forth herein.

2.

By STALK. STALK may terminate this Agreement by giving Company thirty (30) day’s prior written notice of resignation. In such event, STALK shall receive all unpaid compensation due under this Agreement through the date of termination.

H.	MUTUAL NON-INTERFERENCE WITH BUSINESS.

During this Agreement, and for a period of two (2) years immediately following its termination, each party (Company and STALK) agree not to solicit or induce any employee or independent Contractor of the other party to terminate or breach an employment, contractual or other relationship with said party.

I.	TRADE SECRETS AND CONFIDENTIAL INFORMATION.

1.	Without the prior written consent of the other party, neither Company or STALK shall at any time, either during or after the term of this Agreement, directly or indirectly, divulge or disclose to any person, firm, association, or corporation, or use for its own benefit, gain, or otherwise, any processes, inventions, patents, copyrights, trademarks, customer lists, plans, products, data, results of tests and data, or any other trade secrets or confidential materials or like information (collectively referred to as the “Confidential Information”) of the other party and/or its Affiliates, as hereinafter defined, it being the intent of the respective party to restrict the other from disseminating or using any like information that is unpublished or not readily available to the general public.

1.1         Definition of Affiliate. For purposes of this Agreement, the term “Affiliate” shall mean any entity, individual, firm, or corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control of either party.

2.

If, at any time, either party becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process or otherwise) to disclose any of the Confidential Information, the respective party shall provide to the other prompt, prior written notice of such requirement so that the affected party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, that party waives compliance with the provisions hereof, and agrees to furnish only that portion of the Confidential Information which it is advised by written opinion of counsel is legally required and exercise its best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In any event, neither party shall oppose action by the other to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

4.	Each party agrees to notify the other in writing, at any time that either party so requests, that it has complied with the provisions of this section, or any other section of this Agreement.
J.	ARBITRATION.

Any dispute, controversy, or claim, whether contractual or non-contractual, between the Parties arising directly or indirectly out of or connected with this Agreement, relating to the breach or alleged breach of any provision or covenant under this Agreement, with the exception of disputes arising out of Paragraph F, CONFIDENTIALITY, unless mutually settled by the Parties, shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The resolution of the dispute by the arbitrator(s) shall be final, binding, non-appeasable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act. The arbitration shall be held in Phoenix, Arizona.

K.	AMENDMENTS, ETC.

No modification, amendment, or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by each of the Parties hereto. Any waiver of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

L.	MUTUAL NO WAIVER; REMEDIES.

No failure on the part of either party (Company or STALK) to exercise, and no delay in exercising, any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

M.	SEVERABILITY.

Any provision of this Agreement which is prohibited, unenforceable, or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability, or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability, or legality of such provision in any other jurisdiction.

N.	GOVERNING LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the state of Arizona.

O.	CAPTIONS.

The captions contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

P.	COUNTERPARTS.

This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

Q.	NOTICES.

Any notices or communications necessary or desirable may be given by personal delivery in writing or by mail, registered or certified, postage prepaid, return receipt requested at the following addresses:

AFV Solutions, Inc.	STALK
240 E. Coury Ave., #124	240 E. Coury Ave., #114
Mesa, Arizona 85210	Mesa, Arizona 85210
Attention: Jeff Groscost	Attention: Brian Hoffert

Either party may change their address by written notice in accordance with this paragraph. Notices delivered personally may be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) days from the date of mailing.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

COMPANY: AFV Solutions, Inc. a Nevada Corporation publicly trading under the symbol “AFVS” By: /s/ Jeff Groscost Jeff Groscost, President	STALK: STALK, LLC an Arizona limited liability company By: /s/ Brian Hoffert Brian Hoffert, Managing Member

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